Exhibit 99.1

Important Notice Regarding the Availability of Materials

SUNPOWER CORPORATION

You are receiving this communication because you hold securities in the company listed above. They have released informational materials regarding its spin-off of its wholly owned subsidiary, Maxeon Solar Technologies, Ltd., or “Maxeon Solar,” that are now available for your review. This notice provides instructions on how to access SunPower Corporation materials for informational purposes only. It is not a form for voting and presents only an overview of the SunPower Corporation materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the SunPower Corporation materials.

To effect the spin-off, SunPower Corporation will distribute all of the Maxeon Solar ordinary shares on a pro rata basis to the holders of SunPower Corporation common stock. Each SunPower shareholder will receive one Maxeon Solar ordinary share for every eight shares of SunPower Corporation common stock. Immediately following the distribution, which is expected to be effective as August 26, 2020, Maxeon Solar will be an independent, publicly traded company. SunPower Corporation is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

Materials Available to VIEW or RECEIVE:

REGISTRATION STATEMENT ON FORM 20-F How to View Online:
Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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